Exhibit 10.7

DESCRIPTION OF THE DOLBY ANNUAL INCENTIVE PLAN

In order to provide incentive to exceed the Company’s projected profit and performance objectives, the Company has adopted the Dolby Annual Incentive Plan (the “Plan”). The Plan has two components: (1) a profit sharing component, in which employees receive a bonus only if the Company achieves certain overall profit goals, and (2) a performance reward component, in which an eligible employee receives a bonus based on both Company and individual performance objectives. The portion of the performance reward bonuses attributable to either the Company or individual performance objectives is weighted based on the employee’s position within the Company.

The awards under both components of the Plan are defined as a percentage of base salary. The percentage of base salary for the profit sharing award is the same for each employee. The percentage of base salary for the performance reward varies by position within the Company.

The actual bonus amount payable to each employee will be based on the percentage by which the performance objectives are met or exceeded. Bonuses payable can range from 75% to 200% of the targeted amount for the Company performance-based bonus, and up to 100% of the targeted amount for the individual performance-based bonus. However, the Company’s chief executive officer may approve individual performance-based bonuses in excess of the 100% level. In addition, the Plan provides for discretion in awarding bonuses in excess of the maximum individual performance-based bonus in years that the Company does not reach its performance objectives.

All employees, including the Company’s executive officers, are eligible for the profit sharing component. Only certain professional, management and executive employees of the Company, including the Company’s executive officers, are eligible for the performance reward component. The Compensation Committee of the Company’s Board of Directors determines the Company and individual performance objectives for the Company’s executive officers on an annual basis, which are based upon various factors including level of responsibility, individual performance, contributions to the Company’s business and the Company’s general financial performance.

The Plan is not embodied in a formal written document. The Compensation Committee has authority to make changes to the Plan, prior to any payout, and may terminate the Plan at any time.